Exhibit 99.1

NEWS RELEASE

NOT FOR IMMEDIATE RELEASE

Pacira Pharmaceuticals, Inc. Reports First Quarter

EXPAREL Revenue of $34.4 Million and First Quarter 2014 Results

Company Will Host Conference Call Today at 9 a.m. ET

PARSIPPANY, N.J., May 1, 2014 — Pacira Pharmaceuticals, Inc. (NASDAQ:PCRX) today provided updates on the commercial success of EXPAREL® (bupivacaine liposome injectable suspension) for postsurgical pain in the United States and announced consolidated financial results for the first quarter ended March 31, 2014.

“We are excited by the continued success of EXPAREL in the marketplace,” said Dave Stack, president, chief executive officer and chairman of Pacira. “With a sales track record of consistent growth every quarter since launch, we endeavored in the first quarter to meet the regulatory, clinical and commercial milestones that would set the foundation for not only maximizing the market opportunity for EXPAREL, but also meeting expected future demand.”

Recent Highlights

•                  EXPAREL Commercialization: EXPAREL net product sales were $34.4 million in the first quarter of 2014, compared to $10.4 million in the first quarter of 2013 and up 13 percent from the fourth quarter of 2013. Pacira also reported 346 new accounts in the first quarter of 2014, averaging approximately 27 new accounts per week. Since launch, 2,452 total accounts have ordered EXPAREL through March 31, 2014, with approximately 330 accounts each ordering more than $100,000 worth of product.

•                  Clinical Trial to Support sNDA for Nerve Block Indication: In late February, Pacira announced that its pivotal Phase 3 clinical trial assessing the safety and efficacy of EXPAREL in femoral nerve block for total knee arthroplasty met its primary efficacy endpoint. Pacira expects to submit a supplemental New Drug Application (sNDA) for a nerve block indication in the second quarter of 2014, with an anticipated Prescription Drug User Fee Act (PDUFA) date occurring 10 months after filing. Secondary endpoint findings from the trial were presented at the 39th Annual Meeting of the American Society of Regional Anesthesia and Pain Medicine (ASRA) in early April.

•                  Manufacturing Capacity Expansion for EXPAREL: In late March, the U.S. Food and Drug Administration (FDA) approved an additional bulk manufacturing suite for EXPAREL at the Pacira Science Center Campus in San Diego, bringing the aggregate product manufacturing capacity at scale to an estimated $400 million. In recognition of the rapid trajectory of EXPAREL sales, Pacira announced in April that it had entered into a strategic co-production partnership with Patheon, the pharmaceutical services business owned by DPx Holdings B.V., to construct two additional manufacturing suites at Patheon’s specialty sterile manufacturing facility in Swindon, United Kingdom. Pacira expects the first suite, which will increase total EXPAREL production capacity to an estimated $700 million, to begin commercial production in two to three years’ time.

•                  Securing Funding for Value-Driving Activities: In April, Pacira raised net proceeds of $110.4 million, after deducting expenses, through the sale of 1.84 million shares of common stock at $64.00 per share in a public offering. Pacira expects to use the net proceeds from this offering to fund EXPAREL capacity expansion activities at Patheon in support of the continued commercialization of EXPAREL, development of additional indications for EXPAREL, internal product development programs and general corporate purposes.

First Quarter 2014 Financial Results

•                  Total revenues were $36.7 million, compared to $11.6 million in the first quarter of 2013.

•                  Total operating expenses were $45.9 million, compared to $30.2 million in the first quarter of 2013.

•                  Net loss was $11.5 million, or $0.34 per share, compared to $23.1 million, or $0.71 per share, in the first quarter of 2013.

•                  Non-GAAP net loss was $6.5 million, or $0.19 per share, compared to $16.7 million, or $0.51 per share, in the first quarter of 2013.

•                  Pacira ended the first quarter of 2014 with cash and cash equivalents and short-term investments (“cash”) of $64.6 million.  Pro forma cash, including the $110.4 million of net proceeds from the public offering completed in April 2014, was $175.0 million.

•                  Pacira had approximately 33.7 million weighted average shares of common stock outstanding in the first quarter of 2014, which excludes the 1.84 million shares from the public offering, and approximately 5.1 million dilutive shares.

Today’s Conference Call and Webcast Reminder

The Pacira management team will host a conference call to discuss the company’s financial results and recent and upcoming developments today, Thursday, May 1, 2014, at 9 a.m. ET. The call can be accessed by dialing 1-877-845-0779 (domestic) or 1-720-545-0035 (international) fifteen minutes prior to the start of the call and providing the Conference ID 2786177.

A replay of the call will be available approximately two hours after the completion of the call and can be accessed by dialing 1-855-859-2056 (domestic) or 1-404-537-3406 (international) and providing the Conference ID 2786177. The replay of the call will be available for two weeks from the date of the live call.

The live, listen-only webcast of the conference call can also be accessed by visiting the “Investors & Media” section of the company’s website at investor.pacira.com. A replay of the webcast will be archived on the Pacira website for two weeks following the call.

Non-GAAP Financial Information

This press release contains a financial measure that does not comply with U.S. generally accepted accounting principles (GAAP), non-GAAP net loss, because it excludes stock-based compensation, loss on early extinguishment of debt and other non-cash charges. This measure supplements our financial results prepared in accordance with GAAP. Pacira management uses this measure to better analyze its financial results and to help make managerial decisions. In management’s opinion, this non-GAAP measure is useful to investors and other users of our financial statements by providing greater transparency into the operating performance at Pacira. Such a measure should not be deemed to be an alternative to GAAP requirements or a measure of liquidity for Pacira. Such a non-GAAP net loss measure is also unlikely to be comparable with non-GAAP disclosures released by other companies. See a reconciliation of non-GAAP net loss to GAAP net loss below.

About Pacira

Pacira Pharmaceuticals, Inc. (NASDAQ: PCRX) is a specialty pharmaceutical company focused on the clinical and commercial development of new products that meet the needs of acute care practitioners and their patients. The company’s current emphasis is the development of non-opioid products for postsurgical pain control, and its lead product, EXPAREL® (bupivacaine liposome injectable suspension), was commercially launched in the United States in April 2012. EXPAREL and two other products have utilized the Pacira proprietary product delivery technology DepoFoam®, a unique platform that encapsulates drugs without altering their molecular structure and then releases them over a desired period of time. Additional information about Pacira is available at www.pacira.com.

About EXPAREL®

EXPAREL (bupivacaine liposome injectable suspension) is indicated for single-dose infiltration into the surgical site to produce postsurgical analgesia. The product combines bupivacaine with DepoFoam, a proven product delivery technology that delivers medication over a desired time period. EXPAREL represents the first and only multivesicular liposome local anesthetic that can be utilized in the peri- or postsurgical setting in the same fashion as current local anesthetics. By utilizing the DepoFoam platform, a single dose of EXPAREL delivers bupivacaine over time, providing analgesia with reduced opioid requirements for up to 72 hours. Pivotal studies have demonstrated the safety and efficacy of EXPAREL in patients undergoing bunionectomy or hemorrhoidectomy procedures and additional studies are underway to further demonstrate the safety and efficacy in other procedures. Additional information is available at www.EXPAREL.com.

Important Safety Information

EXPAREL is contraindicated in obstetrical paracervical block anesthesia. EXPAREL has not been studied for use in patients younger than 18 years of age. Non-bupivacaine-based local anesthetics, including lidocaine, may cause an immediate release of bupivacaine from EXPAREL if administered together locally. The administration of EXPAREL may follow the administration of lidocaine after a delay of 20 minutes or more. Other formulations of bupivacaine should not be administered within 96 hours following administration of EXPAREL. Monitoring of cardiovascular and neurological status, as well as vital signs should be performed during and after injection of EXPAREL as with other local anesthetic products. Because amide-type local anesthetics, such as bupivacaine, are metabolized by the liver, EXPAREL should be used cautiously in patients with hepatic disease. Patients with severe hepatic disease, because of their inability to metabolize local anesthetics normally, are at a greater risk of developing toxic plasma concentrations. In clinical trials, the most common adverse reactions (incidence greater-than or equal to 10%) following EXPAREL administration were nausea, constipation, and vomiting.

Please see the full Prescribing Information for more details available at http://www.exparel.com/pdf/EXPAREL_Prescribing_Information.pdf.

Forward Looking Statements

Any statements in this press release about our future expectations, plans and prospects, including statements about our plans and expectations regarding EXPAREL, and other statements containing the words “believes,” “anticipates,” “plans,” “expects,” and similar expressions, constitute forward-looking statements within the meaning of The Private Securities Litigation Reform Act of 1995. Actual results may differ materially from those indicated by such forward-looking statements as a result of various important factors, including risks relating to: the success of our sales and manufacturing efforts in support of the commercialization of EXPAREL; the rate and degree of market acceptance of EXPAREL; the size and growth of the potential markets for EXPAREL and our ability to serve those markets; our plans to expand the indications of EXPAREL, including for nerve block and the related timing and success of an sNDA; our plans to evaluate, develop and pursue additional DepoFoam-based product candidates; clinical studies in support of an existing or potential DepoFoam-based product; our plans to continue to manufacture and provide support services for our commercial partners who have licensed DepoCyt(e); our commercialization and marketing capabilities; our and Patheon’s ability to successfully and timely construct dedicated EXPAREL manufacturing suites; and other factors discussed in the “Risk Factors” of our most recent Annual Report on Form 10-K for the fiscal year ended December 31, 2013, and in other filings that we periodically make with the SEC. In addition, the forward-looking statements included in this press release represent our views as of the date of this press release. We anticipate that subsequent events and developments will cause our views to change. However, while we may elect to update these forward-looking statements at some point in the future, we specifically disclaim any obligation to do so. These forward-looking statements should not be relied upon as representing our views as of any date subsequent to the date of this press release.

Company Contact:

Pacira Pharmaceuticals, Inc.

Jessica Cho, (973) 254-3574

Media Contact:

Pure Communications, Inc.

Susan Heins, (864) 286-9597

(Tables Follow)

Pacira Pharmaceuticals, Inc.

Condensed Consolidated Balance Sheets

(unaudited)

(in thousands)

	March 31,	December 31,
	2014	2013
ASSETS
Current assets:
Cash and cash equivalents, restricted cash and short-term investments	$64,573	$73,785
Accounts receivable, net	15,969	14,590
Inventories	15,364	15,557
Prepaid expenses and other current assets	2,572	2,819
Total current assets	98,478	106,751
Fixed assets, net	49,891	48,182
Goodwill	11,327	10,328
Intangibles, net	644	1,157
Other assets	3,353	3,402
Total assets	$163,693	$169,820
LIABILITIES AND STOCKHOLDERS' EQUITY
Current liabilities:
Accounts payable	$2,605	$3,069
Accrued expenses	16,913	17,885
Convertible senior notes (*)	99,996	98,961
Current portion of royalty interest obligation	1,065	1,020
Current portion of deferred revenue	1,008	1,008
Total current liabilities	121,587	121,943
Royalty interest obligation	—	226
Deferred revenue	2,960	3,212
Other liabilities	3,435	3,190
Total stockholders' equity	35,711	41,249
Total liabilities and stockholders' equity	$163,693	$169,820

(*) The convertible senior notes are contractually due in 2019. However, because of certain conditions that were met during the three months ended March 31, 2014, the note holders can convert any time during the quarter ended June 30, 2014.

Pacira Pharmaceuticals, Inc.

Consolidated Statements of Operations

(unaudited)

(in thousands, except share and per share amounts)

	Three Months Ended
	March 31,
	2014	2013
Revenues:
Net product sales	$35,742	$10,835
Collaborative licensing and development revenue	252	243
Royalty revenue	668	509
Total revenues	36,662	11,587

Operating expenses:
Cost of revenues	18,127	11,391
Research and development	5,204	5,905
Selling, general and administrative	22,589	12,936
Total operating expenses	45,920	30,232
Loss from operations	(9,258)	(18,645)

Other (expense) income:
Interest income	42	73
Interest expense	(2,107)	(1,519)
Loss on early extinguishment of debt	—	(3,398)
Royalty interest obligation	(120)	(86)
Other, net	(34)	(5)
Total other expense, net	(2,219)	(4,935)
Loss before income taxes	(11,477)	(23,580)
Income tax benefit	—	442
Net loss	$(11,477)	$(23,138)
Net loss per share:
Basic and diluted net loss per common share	$(0.34)	$(0.71)
Weighted average common shares outstanding:
Basic and diluted	33,710,970	32,709,298

Pacira Pharmaceuticals, Inc.

Reconciliation of GAAP to Non-GAAP Financial Information

(unaudited)

(in thousands, except share and per share amounts)

	Three Months Ended
	March 31,
	2014	2013

GAAP net loss	$(11,477)	$(23,138)

Non-GAAP adjustments:
Stock-based compensation	3,975	2,225
Loss on early extinguishment of debt	—	3,398
Non-cash debt discount amortization	1,035	855
Total Non-GAAP adjustments	5,010	6,478

Non-GAAP net loss	$(6,467)	$(16,660)

GAAP basic and diluted net loss per common share	$(0.34)	$(0.71)
Non-GAAP basic and diluted net loss per common share	$(0.19)	$(0.51)

Weighted average common shares outstanding - basic and diluted	33,710,970	32,709,298